Exhibit A
                                                           EXECUTION COPY


                              STOCKHOLDER AGREEMENT


     STOCKHOLDER AGREEMENT, dated as of November 29, 1999 (this "AGREEMENT"), by the undersigned stockholders (collectively, the "STOCKHOLDERS") of Mecon, Inc., a Delaware corporation (the "COMPANY"), for the benefit of General Electric Company, a New York corporation ("PARENT").

                                    RECITALS

     A. Parent, Diamond Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("SUB"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Common Stock, par value $0.001 per share, of the Company ("COMPANY COMMON STOCK"), not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, par value $.16 per share, of Parent ("PARENT COMMON STOCK");

     B. As of the date hereof, each Stockholder owns that number of shares of Company Common Stock appearing opposite his name on SCHEDULE A (such shares of Company Common Stock together with any other shares of capital stock of the Company acquired by such Stockholder including Vasu Devan or Srinivasa ("Raju") Rajagopal, individually, after the date hereof during the term of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "SUBJECT SHARES"); and

     C. As a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholders agree, and in order to induce Parent to enter into the Merger Agreement the Stockholders have agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. COVENANTS OF STOCKHOLDERS. Until the termination of this Agreement in accordance with Section 3, the Stockholders agree as follows:

          (a) The Stockholders shall attend the Stockholder Meeting, in person or by proxy, and at the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholders shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholders' vote, consent or other approval is sought, the Stockholders shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Subsidiary or any Takeover Proposal or (ii) any amendment of the Company's Restated Certificate of Incorporation, or By-laws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Stockholders further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c) The Stockholders agree not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "TRANSFER"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agree not to commit or agree to take any of the foregoing actions; provided, however, that the Stockholder may (A) Transfer up to 2% of the Subject Shares by gift to charitable organizations and up to 2% of the Subject Shares by gift to members of the "immediate family" (as defined in Rule 16a-1(e) of the Exchange Act) of the Stockholder; and (B) pledge as collateral up to 2% of the Subject Shares in connection with the exercise of Company Stock Options held by the Stockholder pursuant to the Company Stock Option Plans; provided, that in each case any transferee or pledgee of such Subject Shares agrees in writing to be bound by the terms of this Agreement to the same degree as the Stockholders as transferors.

          (d) The Stockholders shall not, nor shall the Stockholders authorize any investment banker, attorney or other advisor or representative of the Stockholders to, directly or indirectly (i) solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal, except in their capacity as representatives or agents of the Company, as permitted by the terms and conditions of the Merger Agreement.

          (e) The Stockholders shall use the Stockholders' reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, except in their capacity as representatives or agents of the Company, as permitted by the terms and conditions of the Merger Agreement.

          (f) The Stockholders agree to promptly notify Parent in writing of the nature and amount of any acquisition by such Stockholder of any voting securities of the Company acquired by such Stockholder hereinafter.

          (g) The Stockholders shall not knowingly take or fail to take any action which would cause any of the representations and warranties set forth in the Stockholder Tax Certificate attached hereto as SCHEDULE B to be untrue or incorrect.

          (h) The Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of Subject Shares and constitutes and appoints Sub and Parent, or any nominee of Sub and Parent, or any of them, with full power of substitution and resubstitution, at any time during the term hereof, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead (i) to demand that the Secretary of the Company call a special meeting of the shareholders of the Company for the purpose of considering any matter referred to in Section 1(a) and 1(b) hereof, (ii) to vote each of such Subject Shares as provided in Sections 1(a) and 1(b) as its proxy at every annual, special, adjourned or postponed meeting of the shareholders of the Company, including the right to sign its name (as shareholder) to any consent, certificate or other document relating to the Company that Delaware Law may permit or require as provided in Sections 1(a) and 1(b) and (iii) to approve any other motion or action in furtherance of the foregoing.

          THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM OF THIS AGREEMENT.

     2. REPRESENTATIONS AND WARRANTIES. Each Stockholder represents and warrants with respect to himself to Parent as follows:

          (a) The Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

          (b) This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval, other than pursuant to the HSR Act (as defined below).

          (c) To the Knowledge of the Stockholder, the representations set forth in the Stockholder Tax Certificate attached hereto as Schedule B, if made on the date hereof (assuming the Merger were consummated as of the date hereof), would be true and correct.

     3. THE OPTION; EXERCISE; ADJUSTMENTS. Each Stockholder hereby grants to Parent an irrevocable option (the "OPTION") to purchase from time to time the Subject Shares, upon the terms and subject to the conditions set forth herein (the "OPTIONED SHARES"). Subject to the conditions set forth in
Section 4, the Option may be exercised by Parent in whole or from time to time in part, at any time following the occurrence of a Triggering Event (as defined below) and prior to the termination of the Option in accordance with
Section 8. In the event Parent wishes to exercise the Option, Parent shall send a written notice to the applicable Stockholder (the "STOCK EXERCISE NOTICE") specifying the total number of Optioned Shares it wishes to purchase and a date (not later than 20 business days and not earlier than two business days from the date such notice is given) for the closing of such purchase (the "CLOSING DATE"). Parent may revoke an exercise of the Option at any time prior to the Closing Date by written notice to the applicable Stockholder. In the event of any change in the number of issued and outstanding shares of Subject Shares by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Optioned Shares subject to the Option and the Exercise Price (as hereinafter defined) per Optioned Share shall be appropriately adjusted.

     4.   CONDITIONS TO EXERCISE OF OPTION AND DELIVERY OF OPTIONED SHARES.

     (a) Parent's right to exercise the Option is subject to the following conditions:

          (i) Neither Parent nor Sub shall have breached any of its material obligations under the Merger Agreement;

          (ii) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States invalidating the grant or prohibiting the exercise of the Option or the delivery of the Optioned Shares shall be in effect;

          (iii) All applicable waiting periods under the HSR Act (as defined below) shall have expired or been terminated; and

          (iv) One or more of the following events shall have occurred on or after the date hereof: (A) any person, corporation, partnership, limited liability company or other entity or group (such person, corporation, partnership, limited liability company or other entity or group, other than Parent or an affiliate of Parent, being referred to hereinafter, singularly or collectively, as a "PERSON"), acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) any group is formed which beneficially owns 20% or more of the outstanding shares of Company

     Common Stock; (C) any Person shall have commenced a tender or exchange offer for 20% or more of the then outstanding shares of Company Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (D) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the Securities and Exchange Commission (the "SEC")) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement); (E) any Person is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (F) there is a public announcement with respect to a plan or intention by the Company, other than Parent or its affiliates, to effect any of the foregoing transactions.
     For purposes of this subparagraph (iii), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder.

          (b) Parent's obligation to purchase the Optioned Shares following the exercise of the Option, and the Company's obligation to deliver the Optioned Shares, are subject to the conditions that:

          (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Optioned Shares shall be in effect;

          (ii) The purchase of the Optioned Shares will not violate Rule 10b-13 promulgated under the Exchange Act; and

          (iii) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), shall have expired or been terminated.

     5. EXERCISE PRICE FOR OPTIONED SHARES. At any Closing Date, the applicable Stockholder will deliver to Parent a certificate or certificates representing the Optioned Shares in the denominations designated by Parent in its Stock Exercise Notice and Parent will purchase the Optioned Shares from such Stockholder at a price per Optioned Share equal to $11.25 (the "EXERCISE PRICE"), payable in cash. Payment made by Parent to such Stockholder pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by such Stockholder or a check payable in immediately available funds. After payment of the Exercise Price for the Optioned Shares covered by the Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Optioned Shares specified in the Stock Exercise Notice as of the date such Stock Exercise Notice is given to such Stockholder.

     6. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company that (a) the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent; and (b) Parent is acquiring the Option and, if and when it exercises the Option, will be acquiring the Optioned Shares issuable upon the exercise thereof, for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and will not sell or otherwise dispose of the Optioned Shares except pursuant to an effective registration statement under the Securities Act or a valid exemption from registration under the Securities Act.

     7. THE CLOSING. Any closing hereunder shall take place on the Closing Date specified by Parent in its Stock Exercise Notice pursuant to Section 1 at 10:00 A.M., local time, or the first business day thereafter on which all of the conditions in Section 2 are met, at the principal executive office of the Company, or at such other time and place as the parties hereto may agree.

     8. TERMINATION. The obligations of the Stockholders hereunder shall terminate upon the earlier to occur of (i) 6 months after the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time; PROVIDED, HOWEVER, that if the Merger Agreement is terminated by the Company pursuant to Section 7.1(b), (c) or (d) thereof (other than a termination pursuant to Section 7.1(d)(i) following receipt of a Superior Proposal) or if the Merger Agreement is terminated pursuant to Section 7.1(a) thereof, then such obligations shall terminate upon the termination of the Merger Agreement. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

     9. FURTHER ASSURANCES. The Stockholders will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

     10. SUCCESSORS, ASSIGNS AND TRANSFEREES BOUND. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholders shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

     11. AFFILIATE LETTER; STOCKHOLDER TAX CERTIFICATE. The Stockholders agree to execute and deliver on a timely basis, when and if requested by Parent, (i) a written agreement in substantially the form of Exhibit D to the Merger Agreement and (ii) the Stockholder Tax

Certificate attached hereto as SCHEDULE B.

     12. REMEDIES. The Stockholders acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Stockholders agree that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

     13. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

     14. AMENDMENT. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholders and Parent.

     15. JURISDICTION. Each party hereby irrevocably submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on FORUM NON CONVENIENS or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

     16. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     17. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise provided in Section 8 or as specified in the Merger Agreement.

     18. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     19. NOTICE. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

     (a)  if to Parent, to:

     GE Medical Systems
     P.O. Box 414, W-410
     Milwaukee, WI 53201
     Attention: General Counsel
     Facsimile No.: 414-544-3575

     with copies to:

     GE Medical Systems
     3000 North Grandview Boulevard
     Waukesha, Wisconsin  53188
     Attention: General Counsel

     and:

     General Electric Company
     3135 Easton Turnpike
     Fairfield, CT 06431-0001
     Attention:  Vice President and Senior Counsel - Transactions
     Facsimile No.: 203-373-3008

     and:

     Gibson Dunn & Crutcher, LLP
     200 Park Avenue
     New York, New York  10166-0193
     Attention:  Steven Shoemate
     Facsimile No.: 212-351-4035

     (b)  if to the Stockholder to:

     Mecon, Inc.
     200 Porter Drive
     San Ramon, CA  94583
     Attention:  President
     Facsimile No.: (925) 838-2031

     with a copy to:

     Latham & Watkins
     135 Commonwealth Drive
     Menlo Park, California  94025
     Attention:  Michael Hall
     Facsimile No.:  650-463-2600

     20. CAPITALIZED TERMS. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

     21. COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     22. NO LIMITATION ON ACTIONS OF THE STOCKHOLDERS AS DIRECTOR. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholders to take or in any way limit any action that the Stockholders may take to discharge the Stockholders' fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

     23. WAIVER OF APPRAISAL RIGHTS. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

     24. STOP TRANSFER. The Stockholders shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement.

     IN WITNESS WHEREOF, the Stockholders and Parent have caused this Agreement to be duly executed and delivered on the day first above written.

     STOCKHOLDERS

     VASU DEVAN AND LATHA DEVAN
       FBO THE DEVAN FAMILY TRUST:

     /s/ Vasu Devan
     ------------------------------
     Vasu Devan, as trustee

     /s/ Latha Devan
     ------------------------------
     Latha Devan, as trustee

     SRINIVASA RAJAGOPAL AND GEETHA RAJAGOPAL
       FBO RAJAGOPAL 1995 TRUST:

     /s/ Raju Rajagopal
     ------------------------------
     Raju Rajagopal, as trustee

     /s/ Geetha Rajagopal
     ------------------------------
     Geetha Rajagopal, as trustee

     /s/ Vasu Devan
     ------------------------------
     Vasu Devan, individually

     /s/ Raju Rajagopal
     ------------------------------
     Raju Rajagopal, individually


     GENERAL ELECTRIC COMPANY,
     a New York corporation


     By: /s/ J. Keith Morgan
        ----------------------------------
        Name:     J. Keith Morgan
        Title:    Vice President and General Counsel
                  GE Medical Systems

                                  SCHEDULE A


NAME OF STOCKHOLDER                             NUMBER OF SHARES
Vasu Devan and Latha Devan FBO The Devan        1,107,380
Family Trust
Srinivasa Rajagopal and Geetha Rajagopal        378,908
FBO Rajagopal 1995 Trust
Vasu Devan, individually                        All shares subject to options
Raju Rajagopal, individually                    All shares subject to options

                                     SCHEDULE B
                            STOCKHOLDER TAX CERTIFICATE
                                 NOVEMBER 29, 1999


Gibson, Dunn & Crutcher LLP                     Latham & Watkins
333 South Grand Avenue                          505 Montgomery Street
Los Angeles, CA 90071                           Suite 1900
                                                San Francisco, CA 94111


Ladies and Gentlemen:

     You have been requested to render opinions regarding certain federal income tax consequence of the merger (the "Merger") of Diamond Merger Corp. ("Sub"), a Delaware corporation and a wholly owned subsidiary of General Electric Company, a New York corporation ("Parent"), with and into Mecon, Inc., a Delaware corporation (the "Company"), upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of November 29, 1999 (the "Merger Agreement") among Parent, Sub and the Company. Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

     In connection with the Merger, and recognizing that you will rely upon this certificate in rendering such opinions, the undersigned, hereby severally certify and represent to you that the facts and representations stated herein are true, correct and complete in all respects at the date hereof and will be true, correct and complete in all respects as of the Effective Time (as if made as of the Effective Time):

     1. The undersigned have no plan or intention to sell or otherwise transfer any shares of Parent Common Stock to be received pursuant to the Merger to Parent (or any person that is or may become related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3)).

     2. The undersigned has not sold or otherwise transferred to the Company (or any person related to the Company within the meaning of Temporary Treasury Regulation Section 1.368-1T(e)(2)(ii)) any shares of Company Common Stock, as part of any overall plan that includes the Merger.

     The undersigned hereby undertakes to inform you, Parent and Company immediately if any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.

                                                                EXECUTION COPY



                                    Very truly yours,


                                    VASU DEVAN AND LATHA DEVAN FBO
                                    THE DEVAN FAMILY TRUST:


Date:                                    /s/ Vasu Devan
     --------------------                ------------------------------
                                         Vasu Devan, as trustee

Date:                                    /s/ Latha Devan
     --------------------                ------------------------------
                                         Latha Devan, as trustee

                                    SRINIVASA RAJAGOPAL AND GEETHA
                                    RAJAGOPAL FBO RAJAGOPAL 1995 TRUST:



Date:                                    /s/ Raju Rajagopal
     --------------------                ------------------------------
                                         Raju Rajagopal, as trustee

Date:                                    /s/ Geetha Rajagopal
     --------------------                ------------------------------
                                         Geetha Rajagopal, as trustee

Date:                                    /s/ Vasu Devan
     --------------------                ------------------------------
                                         Vasu Devan, individually

Date:                                    /s/ Raju Rajagopal
     --------------------                ------------------------------
                                         Raju Rajagopal, individually